Exhibit 10.1

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is entered into as of June 9, 2026 (the “Effective Date”), by and between Vivos Therapeutics, Inc., a Delaware corporation with principal offices at 7921 Southpark Plaza, Suite 210, Littleton, CO 80120 (“Vivos”) and South Palm Cardiovascular Associates, LLC, a Florida limited liability company, with principal offices at 2300 S. Congress Ave, Suite 105 Boynton Beach, FL 33426 (“SPCVA” and, together with Vivos, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, Vivos is a medical technology company focused on the development and commercialization of innovative treatments and diagnostics for sleep-disordered breathing, including obstructive sleep apnea (“OSA”), among other related health conditions, and operates a network of provider-facing management services organizations and clinical support platforms;

WHEREAS, SPCVA is owned by board-certified cardiologists operating a multi-location private cardiology practice in the State of Florida (the “SPCVA Physicians”);

WHEREAS, the Parties desire to collaborate in the formation and operation of a new Arizona limited liability company to be known as AIM Florida, LLC (the “Company”), which will function primarily as a management services organization (“MSO”) providing administrative, operational, billing, payer contracting, marketing support, training, platform and data services, and other non-clinical support services to one or more affiliated professional entities licensed to practice medicine and dentistry in Florida (each, a “Clinical Entity”), which Clinical Entities will provide sleep apnea diagnostic and clinical treatment services to patients in Palm Beach County, Florida metropolitan area (the “Territory”);

WHEREAS, the organizational structure contemplated by the Parties envisions that (i) Vivos will hold not less than eighty percent (80%) and SPCVA will hold up to (20%) of the membership interests in the Company, (ii) the Company will enter into management services agreements with a medical entity (the “Medical Entity”) and a dental treatment entity (the “Dental Entity”), (iii) the Medical Entity will employ nurse practitioners and/or physician assistants and hold payer contracts for the delivery of OSA medical treatment services, (iv) the Dental Entity will employ dentists and support oral appliance therapy and durable medical equipment distribution, (v) sleep disorder diagnostics will be provided by an independent diagnostic entity, and (vi) all referrals for services to Medical Entity and Dental Entity shall be made by licensed providers exercising independent clinical judgment;

WHEREAS, the Parties intend that the Company will be governed by a definitive Operating Agreement of AIM Florida, LLC (the “Definitive Agreement”), substantially in the form currently being negotiated by the Parties, which will set forth the rights, obligations, and governance structure of the members of the Company;

WHEREAS, any SPCVA investment in the Company will be made at fair market value, and all distributions of available cash and allocations of income and loss will be made solely in proportion to each member’s membership interest percentage, without regard to the volume or value of patient referrals or other business generated between or among the Parties or any Clinical Entity;

WHEREAS, the Parties acknowledge that because SPCVA is owned by licensed healthcare providers who are investing in an MSO that supports entities providing clinical healthcare services, the arrangement must be structured in compliance with all applicable federal and state healthcare regulatory requirements, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the physician self-referral prohibition commonly known as the Stark Law (to the extent applicable), and Florida’s prohibitions on fee-splitting with unlicensed persons; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize their mutual understanding and intent with respect to the formation, capitalization, governance, and operation of the Company, to establish their respective obligations prior to the execution of the Definitive Agreement, and to set forth certain terms and conditions governing their collaboration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — PURPOSE AND FORMATION OF THE COMPANY

Section 1.1 Formation. The Parties intend to cause the formation of the Company as a Florida limited liability company under the Florida Limited Liability Company Act (the “Florida Act”) by filing Articles of Organization with the Florida Corporation Commission. The Company shall be formed promptly following the execution of the Definitive Agreement, or at such earlier time as the Parties may mutually agree in writing.

Section 1.2 Purpose of the Company. The Company will operate as an MSO providing non-clinical administrative, operational, technology, marketing, billing, staffing, payer contracting, and management support services to the Clinical Entities pursuant to one or more written management services agreements (each, an “MSA”).

Section 1.3 Clinical Entities. The Clinical Entities supported by the Company will be separately organized professional entities that are appropriately owned and licensed in in compliance with Florida law. A medical Clinical Entity will employ nurse practitioners and/or physician assistants and hold payer contracts for the delivery of OSA treatment services. A dental Clinical Entity will employ dentists and will support oral appliance therapy and durable medical equipment distribution. All clinical decisions, patient care protocols, and supervision of licensed providers shall remain exclusively within the authority of the Clinical Entities. All referrals for services shall be made by licensed healthcare providers exercising independent medical judgment, and no referral shall be required, directed, or incentivized by SPCVA, the Company, Vivos, or any term of this Agreement or the Definitive Agreement.

ARTICLE II — OWNERSHIP AND CAPITAL CONTRIBUTIONS

Section 2.1 Membership Interests. The membership interests of the Company (each, a “Membership Interest”) shall be allocated as follows:

(a)	Vivos shall hold not less than eighty percent (80%) of the outstanding Membership Interests; and

(b)	SPCVA shall hold up to twenty percent (20%) of the outstanding Membership Interests.

Section 2.2 Capital Contributions. Each Party shall make an initial capital contribution to the Company in proportion to its Membership Interest, at a valuation that reflects the fair market value of such interest as of the date of contribution. The Parties intend to utilize commercially reasonable methodology, consistent with applicable regulatory guidance, to establish fair market value. SPCVA capital contribution shall not be conditioned upon, adjusted for, or otherwise tied to any past, present, or anticipated volume or value of referrals or other business generated between the SPCVA Physicians and the Company or any Clinical Entity.

Section 2.3 No Referral-Based Consideration. The Parties expressly acknowledge and agree that the price paid by Cardiac Solutions for its Membership Interest in the Company reflects fair market value determined without regard to the volume or value of any referrals or other business that may be generated between the SPCVA Physicians, on the one hand, and the Company or any Clinical Entity, on the other hand. No discount, premium, or other adjustment to SPCVA investment price or Membership Interest percentage shall be made based on referral activity or clinical volume.

Section 2.4 Additional Capital Contributions. Additional capital contributions, if any, shall be made by the members in proportion to their respective Membership Interests, as determined by the Manager from time to time in accordance with the terms of the Definitive Agreement. The Definitive Agreement will include provisions addressing the consequences of a member’s failure to make a required additional capital contribution, including the designation of such member as a “Non-Contributing Member” and the availability of default loans by contributing members.

ARTICLE III — DISTRIBUTIONS AND ECONOMIC RIGHTS

Section 3.1 Distributions Based Solely on Equity Interest. All distributions of cash or other property from the Company to its members shall be made strictly in proportion to each member’s percentage Membership Interest in the Company: that is, not less than eighty percent (80%) to Vivos and up to twenty percent (20%) to SPCVA. Under no circumstances shall distributions or any other economic benefit from the Company be determined, in whole or in part, by reference to the volume or value of referrals, patient encounters, clinical services rendered, or any other measure of healthcare business generated by or attributable to any member, the SPCVA Physicians, or any affiliated person or entity.

Section 3.2 No Disguised Compensation. The Parties shall not structure or permit any payment, distribution, benefit, or other transfer of value from the Company to Cardiac Solutions or the SPCVA Physicians that is conditioned upon, or varies with, referrals of patients or healthcare business to any Clinical Entity, the Company, or any affiliate. Any management fees, expense reimbursements, or other amounts payable by the Company shall be set in advance at fair market value for the services or items actually furnished, without taking into account the volume or value of referrals.

Section 3.3 Timing and Discretion. Distributions of available cash shall be made at such times and in such amounts as determined by the Manager in its sole discretion, subject to the Company’s obligation to make tax advance distributions to members as set forth in the Definitive Agreement and subject to applicable restrictions under the Florida Act.

Section 3.4 Allocations of Income and Loss. Net income and net loss of the Company shall be allocated among the members pro rata in accordance with their respective Membership Interests, subject to regulatory and special allocations required by the Treasury Regulations under Internal Revenue Code Section 704(b), as set forth in the Definitive Agreement.

Section 3.5 Tax Treatment. The Company shall be treated as a partnership for federal, state, and local income tax purposes. Neither the Company nor any member shall elect to classify the Company as other than a partnership pursuant to Treasury Regulations Section 301.7701-3. Vivos shall serve as the initial Tax Matters Representative of the Company.

ARTICLE IV — HEALTHCARE REGULATORY COMPLIANCE

Section 4.1 Anti-Kickback Statute Compliance. The Parties acknowledge that the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (the “AKS”) prohibits the knowing and willful offer, payment, solicitation, or receipt of any remuneration to induce or reward referrals of items or services payable by federal healthcare programs. The Parties intend that the structure of the Company, including SPCVA’s investment, the allocation of Membership Interests, and the distribution of profits, will satisfy the requirements of one or more applicable safe harbors under 42 C.F.R. § 1001.952, including, to the extent applicable, the investment interest safe harbor set forth in 42 C.F.R. § 1001.952(a). The Parties shall cooperate in good faith to structure the Definitive Agreement and the ongoing operations of the Company so as to meet the requirements of applicable safe harbors, including but not limited to the following principles:

(a)	Cardiac Solutions’ investment terms, including the amount of its capital contribution, shall be consistent with fair market value and shall not be determined in a manner that takes into account the volume or value of referrals or other business generated by the SPCVA Physicians;

(b)	Distributions to SPCVA shall be proportional to its capital investment and Membership Interest percentage and shall not be determined in a manner that takes into account the volume or value of referrals;

(c)	SPCVA shall not be required or expected, as a condition of its investment or continued membership, to make or influence referrals to the Company, any Clinical Entity, or any other person or entity; and

(d)	The Company shall not market or operate in a manner that targets patients of the SPCVA Physicians based upon their insurance status or coverage by any federal healthcare program.

Section 4.2 Florida Corporate Practice of Medicine and Dentistry. The Parties acknowledge that Florida does not impose a statutory prohibition on corporate entities employing or contracting with licensed physicians, and that non-physician-owned entities may generally employ or engage physicians to deliver clinical services, provided that all licensed healthcare professionals retain exclusive authority over clinical decision-making. The Company is originally intended to operate as an MSO and not to engage in activities that constitute the practice of medicine or dentistry under Florida statutes. Unless otherwise agreed by the Parties, professional clinical services shall be rendered by or under the supervision of licensed providers employed by or contracted with the Clinical Entities. The Company’s MSAs with the Clinical Entities shall preserve the Clinical Entities’ exclusive authority over all clinical matters, including without limitation decisions regarding diagnosis, treatment, and the supervision of clinical staff.

Section 4.3 Management Fee Structure. The management fees payable by the Clinical Entities to the Company under any MSA shall be set at fair market value for legitimate management and administrative services actually rendered and shall not be structured as a disguised division of professional fees for clinical services. The Parties agree that management fees may be structured on a fixed-fee basis, provided that the fee arrangement (a) reflects fair market value for the services provided, (b) is commercially reasonable, (c) does not take into account the volume or value of referrals between the parties, and (d) is consistent with applicable federal law, including the AKS and applicable safe harbor requirements.

Section 4.4 Clinical Independence. Notwithstanding anything to the contrary in this Agreement or the Definitive Agreement, neither the Company nor any member of the Company shall have the authority to direct, control, or interfere with the clinical judgment of any licensed healthcare professional providing services through or on behalf of any Clinical Entity.

Section 4.5 No Referral Obligations. Nothing in this Agreement or the Definitive Agreement shall be construed to require, direct, or incentivize any Party, the Cardiac Solutions Physicians, or any licensed healthcare provider to refer patients to a Clinical Entity, or any other entity affiliated with the Company. All patient referral decisions shall be made solely by licensed healthcare providers in the exercise of their independent medical or clinical judgment, consistent with applicable standards of care and applicable law.

Section 4.6 Ongoing Compliance Obligations. The Parties shall use commercially reasonable efforts to cause the Company to adopt and maintain a compliance program appropriate to its operations, including policies and procedures designed to ensure ongoing compliance with the AKS, applicable state self-referral and fee-splitting laws, and any other healthcare regulatory requirements applicable to the Company’s operations. The Parties shall cooperate in obtaining such legal opinions, valuations, or regulatory guidance as may be reasonably necessary to confirm the Company’s compliance posture.

ARTICLE V — GOVERNANCE

Section 5.1 Management. The Company shall be manager-managed under the Florida Act. The initial manager of the Company (the “Manager”) shall be Vivos Provider Network, LLC, a wholly owned subsidiary of Vivos. The Manager shall have full and complete power, authority, and discretion to manage the business and affairs of the Company, subject to the protective provisions set forth below and in the Definitive Agreement.

Section 5.2 Protective Provisions. The Definitive Agreement shall provide that the following actions require the prior written approval of members holding at least sixty-five percent (65%) of the outstanding Membership Interests:

(a)	Amendment of the Articles of Organization or the Definitive Agreement;

(b)	Issuance of additional Membership Interests or admission of new members;

(c)	Incurrence of indebtedness (other than ordinary-course trade payables) exceeding $250,000 in a single transaction or series of related transactions, or $750,000 in aggregate;

(d)	Material acquisitions or dispositions of assets exceeding $250,000;

(e)	Mergers, consolidations, dissolution, or liquidation of the Company; and

(f)	Changes to the Company’s auditors or accounting methods (other than as required by GAAP).

Section 5.3 Removal of Manager. The Manager may only be removed for Cause (as defined in the Definitive Agreement, to include fraud, willful misconduct, gross negligence, felony conviction, material uncured breach, or conduct resulting in material regulatory sanctions) by the approval of members holding at least seventy-five percent (75%) of the Membership Interests (excluding the Manager, if a member), after written notice and a thirty (30)-day cure period.

Section 5.4 Replacement Manager Consent. For so long as Vivos (or its affiliates) holds at least fifty percent (50%) of the outstanding Membership Interests, any replacement Manager shall require the consent of Vivos.

ARTICLE VI — GOOD FAITH NEGOTIATIONS

Section 6.1 Good Faith Negotiation. The Parties shall negotiate in good faith to finalize and execute the Definitive Agreement and all related ancillary documents (including the MSAs with the Clinical Entities) on terms consistent with the principles set forth in this Agreement and the draft Operating Agreement currently under negotiation.

ARTICLE VII — CONFIDENTIALITY

Section 7.1 Confidential Information. Each Party agrees that the terms of this Agreement and all non-public information exchanged between the Parties in connection with the transactions contemplated herein, including business plans, financial statements, operating practices, expansion plans, strategic plans, marketing plans, contracts, customer and patient lists, clinical protocols, pricing information, intellectual property, and other business documents, in any format whatsoever (collectively, “Confidential Information”), shall be maintained in strict confidence and shall not be disclosed to any third party without the prior written consent of the other Party, except:

(a)	to such Party’s officers, directors, employees, attorneys, accountants, financial advisors, and other representatives who have a need to know such information and who are bound by obligations of confidentiality no less restrictive than those contained herein;

(b)	as required by applicable law, regulation, or legal process, provided that the receiving Party provides prompt written notice to the disclosing Party to the extent legally permissible and uses reasonable efforts to obtain confidential treatment; or

(c)	as permitted under Article VIII with respect to public announcements.

The foregoing restrictions shall not apply to information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of this Agreement; (ii) was independently developed by the receiving Party without use of Confidential Information; or (iii) becomes available to the receiving Party from a source other than the disclosing Party, provided that such source is not known to be bound by a confidentiality obligation.

Section 7.2 Securities Law Acknowledgment. Each Party acknowledges that the Confidential Information exchanged hereunder may constitute material, non-public information under applicable United States securities laws. Each Party acknowledges that the common stock of Vivos is traded on the Nasdaq Capital Market and that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 7.3 Survival. This Article VII shall be binding upon the Parties and shall survive any termination of this Agreement for a period of three (3) years.

ARTICLE VIII — PUBLIC ANNOUNCEMENTS AND DISCLOSURE

Section 8.1 Announcements. Vivos anticipates issuing a press release or other public announcement regarding the collaboration contemplated by this Agreement. Cardiac Solutions shall cooperate in good faith with Vivos in connection with its preparation of a press release that describes the nature and purpose of their collaboration.

Section 8.2 SEC and Nasdaq Disclosure. Notwithstanding Section 8.1, Vivos may make such disclosures regarding this Agreement and the transactions contemplated herein as Vivos determines in good faith are required by applicable securities laws, rules of the Securities and Exchange Commission, or the listing requirements of the Nasdaq Capital Market, provided that Vivos shall use commercially reasonable efforts to provide SPCVA with advance notice of and an opportunity to review any such disclosure.

ARTICLE IX — TERM AND TERMINATION

Section 9.1 Termination. This Agreement shall terminate upon the earliest of:

(a)	The execution of the Definitive Agreement by the Parties;

(b)	The written notice from either Party to terminate after the first 90 days;

(c)	Written notice by either Party to the other that it no longer intends to proceed with the transactions contemplated herein, provided that such notice may not be given until at least ninety (90) days after execution of this Agreement, unless the other Party has materially breached a binding provision of this Agreement and such breach remains uncured following thirty (30) days’ written notice; or

(d)	Written notice by either Party to the other if, based on a written opinion of qualified healthcare regulatory counsel, the transactions contemplated by this Agreement cannot be structured in a manner that complies with applicable law, including the AKS and applicable Arizona healthcare regulations.

Section 9.2 Survival. Upon termination or expiration of this Agreement, all rights and obligations of the Parties hereunder shall terminate, except that: (a) Article VII (Confidentiality) and Article VIII (Public Announcements and Disclosure) shall survive in accordance with their respective terms; (b) any liability for breach of a binding provision occurring prior to termination shall survive; and (c) this Section 9.2 and Article X (Miscellaneous) shall survive termination.

ARTICLE X — MISCELLANEOUS

Section 10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any other jurisdiction.

Section 10.2 Submission to Jurisdiction. Any suit, action, or proceeding arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Florida or in the state courts of the State of Florida located in Palm Beach County, Florida, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts.

Section 10.3 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier (receipt requested), addressed to the Parties at the addresses set forth on the first page (or at such other address as a Party may designate by written notice):

Section 10.5 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral, with respect to such subject matter; provided, that this Agreement shall be superseded by the Definitive Agreement upon execution and delivery thereof.

Section 10.6 Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by both Parties.

Section 10.7 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. No failure or delay in exercising any right or remedy shall operate as a waiver thereof.

Section 10.8 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable law, such invalidity shall not affect any other term or provision, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery by electronic signature shall be deemed an original execution for all purposes.

Section 10.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein shall be construed to confer any rights or benefits upon any third party.

Section 10.12 Further Assurances. Each Party agrees to execute and deliver such additional documents, instruments, and assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties hereto have caused this Collaboration Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

VIVOS THERAPEUTICS, INC.

By:
Name:	R. Kirk Huntsman
Title:	Chief Executive Officer

South Palm Cardiovascular Associates, LLC

By:
Name:	Lyle Silver
Title:	Administrative Executive